Exhibit 10.8

May 3, 2024

Justis Kao, Chief Executive Officer

EMAIL: justis@loop.tv

RE:  Amendment to that certain Interim CEO Employment Letter Agreement effective as of March 17, 2024 (the “Employment Letter Agreement”), by and between Loop Media, Inc. (the “Company”) and Justis Kao, Interim CEO (“Mr. Kao” or “you”). All capitalized terms not defined herein shall have the meaning ascribed to them in the Employment Letter Agreement.

Dear Justis,

For good and valuable consideration, the sufficiency of which is hereby acknowledged, this letter (the “Employment Letter Agreement Amendment”), dated as of the date noted above (the “Amendment Effective Date”), serves as an agreement the Company and you to hereby amend the Employment Letter Agreement as follows:

1.	Clarification and Amendment of Severance Terms:

a.	Paragraph 6(b)(i) “At-Will Employment; Severance – Termination without Cause Unrelated to Change of Control” of the Employment Letter Agreement is hereby removed and replaced in its entirety by the following:

“The Company will pay you an amount equal to eighteen (18) months of your then-current base salary (including any increase in base salary, but without deduction for any across-the-board or other salary reductions), less all applicable withholdings and deductions, paid over such eighteen-month period, on the schedule described in Section 7 below.”

b.	The following sub-paragraph is added to Paragraph 6(b) “At-Will Employment; Severance – Termination without Cause Unrelated to Change of Control,” in its entirety, as Paragraph 6(b)(iii):

“(iii) The Company will pay you the unpaid portion of the agreed upon bonus for the fiscal year ended September 30, 2022.”

c.	Paragraph 6(c)(i) “At-Will Employment; Severance – Termination without Cause or Resignation for Good Reason Related to Change of Control” of the Employment Letter Agreement is hereby removed and replaced in its entirety by the following:

“The Company will pay you an amount equal to twenty-four (24) months of your then-current base salary (including any increase in base salary, but without deduction for any across-the-board or other salary reductions and excluding any salary reduction that served as the basis for any Good Reason resignation), less all applicable withholdings and deductions, paid in a lump-sum within 60 days following your Separation from Service.”

d.	The following sub-paragraph is added to Paragraph 6(c) “At-Will Employment; Severance – Termination without Cause Resignation for Good Reason Related to Change of Control,” in its entirety, as Paragraph 6(c)(iv):

“(iv) The Company will pay you the unpaid portion of the agreed upon bonus for the fiscal year ended September 30, 2022.”

This Employment Letter Agreement Amendment, together with the Employment Letter Agreement, constitutes the full and entire understanding and agreement between the Company and you with regard to the subject matter therein and herein. Except as amended by this Employment Letter Agreement Amendment, the Employment Letter Agreement shall remain unchanged and in full force and effect, and this Employment Letter Agreement Amendment shall be governed by and subject to the terms of each of the Employment Letter Agreement, as applicable and as amended hereby.  In the event of any inconsistency between this Employment Letter Agreement Amendment and the Employment Letter Agreement, the provisions of this Employment Letter Agreement Amendment will control.

[SIGNATURE PAGE FOLLOWS IMMEDIATELY AFTER THIS PAGE]

Agreed as of the Amendment Effective Date:

LOOP MEDIA, INC.

By:____/s/ Neil Watanabe___________

Name: Neil Watanabe, Chief Financial Officer

Acknowledged, accepted and agreed as of the Amendment Effective Date:

__/s/ Justis Kao________________________

Justis Kao

{Signature Page to Employment Letter Agreement Amendment}